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                                                                    EXHIBIT 11.1

                    RUSH ENTERPRISES, INC. AND SUBSIDIARIES
           COMPUTATION OF NET INCOME AND PRO FORMA EARNINGS PER SHARE
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS - UNAUDITED)

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
                                                                THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                      JUNE 30,                     JUNE 30,
                                                             ----------------------     -----------------------
                                                               1997          1996         1997          1996
                                                             --------     ---------     ---------     ---------
PRIMARY EARNINGS PER SHARE CALCULATION
    Net Income                                               $    997     $   1,606     $   1,782     $   3,058

    Weighted average number of common shares outstanding        6,644         4,319         6,644         4,035

                                                             ========     =========     =========     =========
    Earnings per share - Primary                             $   0.15     $    0.37     $    0.27     $    0.76
                                                             ========     =========     =========     =========
FULLY-DILUTED EARNINGS PER SHARE CALCULATION
    Net Income                                               $    997     $   1,606     $   1,782     $   3,058
    Weighted average number of common shares outstanding        6,644         4,319         6,644         4,035
                                                             ========     =========     =========     =========
    Earnings per share - Fully diluted (1)                   $   0.15     $    0.37     $    0.27     $    0.76
                                                             ========     =========     =========     =========
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    (1)  This calculation is submitted in accordance with item 601(b)11 of regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3%.
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

PRO FORMA EARNINGS PER SHARE
    Pro forma income after provision for income taxes                     $  1,244                    $   2,144
    Weighted average shares of common stock outstanding                      4,319                        4,035
    Pro forma shares issued at offering price to pay undistributed
    S corporation earnings                                                     439                          493
                                                                          --------                    ---------
    Pro forma weighted average shares outstanding                            4,758                        4,528
                                                                          --------                    ---------
    Pro forma income per share                                            $   0.26                    $    0.47
                                                                          ========                    =========
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